Exhibit 99.1

THORNBURG MORTGAGE REPORTS 2Q EPS OF $0.66;

DECLARES $0.68 2Q DIVIDEND

COMPANY’S DISCIPLINED AND EFFICIENT STRATEGIES INCREASE EARNINGS

MOMENTUM IN THE SECOND QUARTER; CONTINUED EXCEPTIONAL CREDIT

PERFORMANCE CONTRIBUTES TO SECOND QUARTER SUCCESS

•	Quarterly dividend maintained at $0.68 per common share

•	Margins improved as returns on new mortgage assets improved and prepayment expectations slowed as interest rates increased

•	2Q mortgage originations of $1.7 billion, up 21% year-over-year

•	Total assets of $57.5 billion; a 15% increase year-over-year

•	Continued exceptional credit performance with 0.21% 60-plus day delinquencies and REO, well below the 2.32% industry average

Santa Fe, NM, July 19, 2007 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income before preferred stock dividends for the quarter ended June 30, 2007 of $83.4 million, or $0.66 per common share, as compared to $69.7 million, or $0.61 per common share for the same period in the prior year. Taxable earnings for the quarter are estimated to be $0.65 per common share.

Simultaneous with the earnings announcement, the company’s Board of Directors declared a second quarter dividend of $0.68 per common share, payable on August 15, 2007 to shareholders of record on August 3, 2007. The ex-dividend date is August 1, 2007. This dividend is unchanged from both the year-earlier period and the first quarter of 2007. After payment of the second quarter dividend, we will have an estimated $0.05 per share of undistributed taxable income to support the dividend in the future. The $0.06 per share decrease in undistributed taxable income from the prior quarter is a result of the current quarter’s dividend exceeding the current quarter’s taxable earnings by $0.03 per share and an increase in the number of common shares outstanding which also had an impact of $0.03 per share.

Garrett Thornburg, the company’s chairman and chief executive officer, remarked, “The second quarter continued the strong earnings trend that we set in the first quarter. For the second quarter in a row, our earnings were above consensus estimates on the strength of improved margins. And, despite all the headline news regarding credit problems in the mortgage lending industry, the credit performance of our prime quality mortgage loan portfolio remained exceptional because of our unwavering focus on high quality lending practices. As a result, our second quarter earnings remained solid and we maintained our dividend at $0.68 per common share.”

Larry Goldstone, the company’s president and chief operating officer, remarked, “Our earnings results in the second quarter benefited from a combination of factors including our utilization of new capital and additional financing strategies, slower mortgage prepayment expectations, improved profitability on new mortgage asset acquisitions and continued exceptional credit performance, which provided the foundation for another successful quarter at Thornburg Mortgage. During the quarter, we completed another collateralized mortgage debt transaction through which we permanently financed $1.3 billion of ARM loans. Because of the reduced capital requirement related to such transactions, we were able to employ $91.9 million of freed-up capital to support the acquisition of $1.0 billion in additional ARM assets. At June 30, 2007, the balance of our collateralized mortgage debt financing had reached $19.3 billion, accounting for 35% of our balance sheet financing, which we expect will continue to contribute to our earnings in future quarters.”

Mr. Goldstone added, “A relatively strong common stock price during the second quarter allowed us to opportunistically issue new common equity through our diverse capital-raising programs. We received net proceeds of $189.0 million from these equity issuances at an average net price of $26.12 per share. These issuances are a powerful tool to increase book value and earnings given we issued these shares at 1.3x our book value.”

“We issued a new 7.50% Series E Cumulative Convertible Redeemable Preferred Stock at $25.00 per share. From this new issuance, we received net proceeds of $71.2 million at an average net price of $24.08 per share. When combined with additional issuances of our Series C preferred stock, we received net proceeds of $82.4 million at an average net price of $24.16 per share from total preferred stock issuances. These common and preferred issuances provide another avenue to enhance earnings for common shareholders, strengthen our balance sheet and achieve financing diversification. By successfully executing a number of financing and alternative capital-raising transactions, we enhanced our earnings prospects and strengthened our balance sheet in an environment where our core spread-lending business has been stressed by competitive market and interest rate pressures.”

Mr. Goldstone continued, “Additionally, our portfolio yields in the second quarter benefited from wider spreads on new mortgage asset acquisitions caused by credit concerns within the mortgage industry and from reduced premium amortization as the rising interest rate environment during the quarter led to continued slow prepayments and slower projected prepayments going forward. Premium amortization during the second quarter was a $7.3 million benefit, compared to $22.2 million in premium amortization expense in the second quarter of 2006. Going forward, and based on the current level of prepayment rates, yield curve shape and the improved market for new ARM assets, we anticipate that our portfolio margin and earnings should continue to benefit from better spreads. We further expect that premium amortization expense will return to a range of $5 million to $10 million per quarter provided interest rates remain at the current level.”

Mr. Goldstone continued, “The credit quality of the company’s originated and bulk purchased loans remains exceptional. At June 30, 2007, the company’s 60-plus day delinquent loans and REO properties were 0.21% of its $24.7 billion portfolio of securitized and unsecuritized loans, up from 0.11% at March 31, 2007, but still significantly below the comparable industry conventional prime ARM loan 60-plus day delinquency and REO ratio of 2.32%. We increased our loan loss provision for the quarter by $1.4 million. Management believes the resulting allowance for loan losses of $15.7 million at June 30, 2007 is an appropriate allowance level given the high-quality characteristics of the company’s loan portfolio. Our portfolio has an average LTV of 67%, which we believe is indicative of our capacity to work out seriously delinquent loans and REO properties without incurring significant losses. We continue to monitor performance in various geographic markets and continue to believe our portfolio is geographically well diversified and not unduly subject to any individual market stresses.”

Mr. Goldstone added, “The company recorded its first charge-off in 22 quarters. Although we have not realized any losses, we do expect to ultimately have losses on 9 REO properties based on current appraisals and estimated expenses of disposition. Accordingly, we have reclassified $2.4 million of loans to other assets and recorded $449 thousand in charge-offs to reduce the carrying value of the reclassified REO properties to their net realizable value of $1.9 million. The charge-off does not flow through the income statement as it is taken from the general loan loss reserve. The general reserve is then replenished through the provision for loan losses which does flow through income and which totaled $1.4 million during the second quarter versus $0.9 million in the first quarter.”

Mr. Goldstone concluded, “Adding to our positive outlook is the anticipated earnings benefit we should realize as the interest rates on approximately $5.7 billion of our hybrid ARMs contractually reset over the next 18 months from an average interest rate of 4.68% to a current market rate. As these seasoned hybrid ARM assets either reprice, refinance or pay off, our earnings will improve as we are funding many of these assets at negative portfolio margins today. Taking all of these factors together, we are reiterating our belief that our earnings for 2007 will exceed the high end of the range of the current analysts’ earnings estimates as polled by First Call, which are between $2.13 and $2.52 per common share. Further, it appears increasingly likely that our earnings in 2008 will exceed the current annual common dividend level of $2.72.”

Origination Activity

Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “Loan originations totaled $1.7 billion in the second quarter, an increase of 21% over the year-ago period. For the six months ended June 30, 2007, we closed $3.5 billion in loans, up 21% from the same period last year. Our results sharply contrast with the current Mortgage Bankers Association’s (MBA) projection that the industry’s overall origination activity in 2007 will drop by 9%. Our origination volumes are expected to remain strong with $831.5 million of loans in the fallout-adjusted pipeline at June 30, 2007, most of which we expect will close in the third quarter of 2007.”

Mr. Badal added, “While the MBA is projecting a 9% decline in total mortgage originations in 2007, we anticipate that our service-oriented, common-sense approach to loan underwriting – with our focus on providing jumbo and super-jumbo ARM loans to borrowers with superior credit – will allow us to continue to gain market share. Further, recent credit problems in the mortgage lending industry are resulting in tighter credit lending practices industry-wide, which we believe will improve our relative competitive position as we sustain our high-level lending standards while most other lenders have to tighten their standards. In 2007, we anticipate that our innovative lending activities and improved competitive position will allow us to expand our lending partner network and grow our client base. Our goal is to originate $6.8 billion in mortgage loans in 2007, a 21% increase over 2006.”

Mr. Badal explained, “During the quarter, the number of our correspondent lending partners grew by 5% to 313 relationships. Our average correspondent loan size of approximately $984,000 for loans originated in the first half of 2007 was over five times the national average, and up 22% year-over-year, while the credit characteristics of those loans have remained consistent with the superior quality of our loan portfolio. Based on the latest mortgage origination statistics, we are the nation’s 18th largest correspondent lender.”

Mr. Badal continued, “Our recently launched wholesale channel continues to gain momentum owing to our ability to provide innovative products and exceptional service to the mortgage broker community. We now have twenty-one account executives in five targeted geographic regions supporting 475 brokerage firms. We continue to believe this channel will provide a growing source of higher yielding loans and new customer relationships. In 2007, we anticipate that 25% of our loan origination activity will be generated by this channel.”

Mr. Badal concluded, “We have also seen positive results with our retention and referral programs. Not only has our client base grown 31% over the last year – we now service $13.9 billion of loans for 22,044 customers nationwide, but our Thornburg Mortgage Exchange ProgramSM and Refuse to LoseSM campaign have had a positive impact on our direct retail production and retention of current customers. These proactive campaigns target our borrowers who are likely to enter into another mortgage transaction and offer convenient mortgage options to allow us to retain and grow our lending relationships with them. In the second quarter, we exchanged $187.6 million worth of loans, thereby continuing our relationship with 324 customers, and in the first half of 2007, we exchanged $362.7 million of loans thereby continuing our lending relationship with 598 of our current customers.”

Second Quarter Results

In the second quarter, net income earned before preferred stock dividends was $83.4 million, up 20% from $69.7 million in the year ago period. Net interest income was $102.3 million compared to $80.2 million, or 27% greater than the year ago period. Return on equity for the second quarter was 13.9% compared to 11.6% for the year ago period. Operating expenses as a percentage of assets remained low, 0.19% for the second quarter and the six month period ending June 30, 2007. This was an improvement of 0.02% over the same six month period in 2006, which also helped support current earnings. On a GAAP basis, book value was $19.38 per share, up $0.62 over the end of the first quarter. However, book value declined 9% from $21.27 per share from the year ago period, principally as a result of the change in Accumulated Other Comprehensive Loss on a year-over-year basis. The reason for the decline in book value is partially explained by the disproportionate amount of assets and hedging transactions whose market values are reflected in Other Comprehensive Loss as well as the impact of widening spreads on mortgage assets relative to our Hedging Instruments and funding costs.

The portfolio yield during the second quarter increased to 5.57% from 5.43% in the prior quarter. The company’s average cost of funds increased to 5.00% in the second quarter from

4.93% in the prior quarter. This resulted in an average portfolio margin of 0.75% for the quarter, which was up from 0.68% from the prior quarter. There was premium amortization benefit for the quarter of $7.3 million versus premium amortization expense of $7.9 million in the prior quarter and premium amortization expense of $22.2 million for the second quarter of 2006. As mentioned earlier, prepayment speeds continued to be slower than expected during the quarter and the company reduced its expectation of prepayments for the next two months to reflect continued slow prepayment activity. Further, the increase in interest rates during the second quarter resulted in a reduced expectation for prepayments in the future, further contributing to the premium amortization benefit in the quarter. The company continues to see a greater percentage of the hybrid ARM assets surviving the fixed rate period than originally forecasted, suggesting that the amortization methodology remains conservative. It should also be noted that should interest rates remain stable at current levels, premium amortization will likely return to a rate of $5 million to $10 million per quarter. For the quarter ended June 30, 2007, the quarterly Constant Prepayment Rate (CPR) averaged 17.0% CPR before considering modifications, up slightly from 15.0% CPR in the previous quarter and 15.0% CPR in the year ago period. The average CPR projected over the remaining life of the portfolio was 23.5% as of June 30, 2007, down from 25.5% as of March 31, 2007.

Clarence Simmons, senior executive vice president and chief financial officer, commented, “Our earnings also benefited from two additional factors in the second quarter. First, we sold $312.8 million of higher premium adjustable-rate mortgage-backed securities for a gain of $308 thousand. Additionally, strong loan origination activity resulted in a $1.6 million market value gain on our pipeline of mortgage loan commitments and offsetting pipeline hedging transactions due to the effective management of our mortgage loan pipeline.”

Mr. Simmons continued, “We continue to manage our portfolio in order to protect ourselves from a possible resumption of short-term interest rate increases by the Federal Reserve or a rise in longer term interest rates should the yield curve steepen further. Accordingly, the addition of $3.0 billion of net new swap agreements and a $3.2 billion reduction of forward starting swap agreements in conjunction with the changes in interest rates experienced in the second quarter adjusted our portfolio duration at quarter end to one and a half months from negative two months at March 31, 2007.”

Mr. Simmons concluded, “During the quarter, we acquired or originated $6.2 billion of new mortgage assets and generated $2.9 billion of net portfolio growth, ending the quarter with consolidated assets of $57.5 billion. At quarter end, the unamortized cost basis at which we held our ARM assets was 100.77%, up from 100.75% in the prior quarter, and still favorably positioning our asset portfolio should refinance activity pick up.”

The company remains committed to preserving strong asset quality. As of the end of the second quarter, none of the securities in the company’s portfolio have been downgraded since acquisition. To the contrary, 22 securities in the portfolio were upgraded from the original rating as a result of increased subordination due to prepayments within the respective collateral pools. At June 30, 2007, ARM assets rated “AAA” or “AA” comprised 94.6% of the ARM portfolio. AAA- and AA-rated purchased ARM securities represented 44.9% of ARM assets. Another 39.1% of ARM assets were “A quality” loans that the company has securitized into AAA- or AA-rated securities. Purchased securitized loans, which represent securitizations in which the company has purchased all principal classes of the securitizations from third parties, comprised 10.6% of ARM assets. The company has retained the credit risk associated with the ownership of these purchased securitized loans and has an allowance for loan losses in the form of a non-accretable discount of $15.1 million, or 0.24% of the balance of these securities.

The company will host a dial-in conference call on Friday, July 20, 2007 at 10:30 a.m. EDT, to discuss second quarter results. The teleconference dial-in number is (800) 230-1085. A replay of the call will be available beginning at 2:00 p.m. EDT on July 20, 2007 and ending at 11:59 p.m. EDT on July 27, 2007. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 877008. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable-rate mortgage market. Backed by a balance sheet of $57.5 billion in high-quality mortgage assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high-quality mortgage-backed securities, and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading-edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit. We invite you to visit the company’s Web site at www.thornburgmortgage.com.

Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of seven laddered-maturity bond mutual funds, six equity mutual funds, and separately managed equity and fixed income portfolios for institutional and high-net-worth clients and sub-advisory services.

Both companies share three core attributes: high-quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Contact:	Allison Yates, Clay Simmons, Larry Goldstone @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
ASSETS	June 30, 2007	December 31, 2006
ARM Assets:
Purchased ARM Assets:
ARM securities, net	$25,611,774	$21,504,372
Purchased Securitized Loans, net	6,149,817	6,806,944

Purchased ARM Assets	31,761,591	28,311,316

ARM Loans:
Securitized ARM Loans, net	2,579,646	2,765,749
ARM Loans Collateralizing Debt, net	19,676,428	19,072,563
ARM loans held for securitization, net	2,417,295	1,383,327

ARM Loans	24,673,369	23,221,639

ARM Assets	56,434,960	51,532,955
Cash and cash equivalents	14,533	55,159
Restricted cash and cash equivalents	43,308	206,875
Hedging Instruments	463,993	370,512
Accrued interest receivable	361,595	328,206
Other assets	188,981	211,345

	$57,507,370	$52,705,052

LIABILITIES
Reverse Repurchase Agreements	$24,728,685	$20,706,587
Asset-backed CP	8,201,965	8,906,300
Collateralized Mortgage Debt	19,255,819	18,704,460
Whole loan financing facilities	1,700,567	947,905
Senior Notes	305,000	305,000
Subordinated Notes	240,000	240,000
Hedging Instruments	91,301	161,615
Payable for securities purchased	—	5,502
Accrued interest payable	186,291	171,852
Dividends payable	4,544	80,442
Accrued expenses and other liabilities	87,461	98,317

	54,801,633	50,327,980

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred Stock: par value $0.01 per share;
8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $163,000 and $133,000, respectively; 7,230,000 shares authorized, 6,525,000 and 5,334,000 shares issued and outstanding, respectively	157,958	128,768
Series D Adjusting Rate Cumulative Redeemable shares, aggregate preference in liquidation $100,000; 5,000,000 shares authorized, 4,000,000 shares issued and outstanding	96,303	96,200
7.50% Series E Cumulative Convertible Redeemable shares, aggregate preference in liquidation $74,000; 6,163,000 and 0 shares authorized, respectively; 2,956,000 and 0 shares issued and outstanding, respectively	71,178	—
Common Stock: par value $0.01 per share;
481,586,000 and 487,748,000 shares authorized, respectively;
122,814,000 and 113,775,000 shares issued and outstanding, respectively	1,228	1,138
Additional paid-in-capital	2,712,419	2,477,171
Accumulated other comprehensive loss	(388,328)	(312,048)
Retained earnings (accumulated deficit)	54,979	(14,157)

	2,705,737	2,377,072

	$57,507,370	$52,705,052

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest income from ARM Assets and cash equivalents	$757,516	$579,542	$1,481,574	$1,103,298
Interest expense on borrowed funds	(655,253)	(499,302)	(1,288,631)	(934,437)

Net interest income	102,263	80,240	192,943	168,861

Servicing income, net	4,264	3,522	8,164	7,640
Mortgage services income, net	625	—	719	—
Gain (loss) on ARM Assets, net	308	(65)	2,156	(279)
Gain on Derivatives, net	1,586	9,135	8,276	15,617

Net non-interest income	6,783	12,592	19,315	22,978

Provision for credit losses	(1,376)	(505)	(2,232)	(1,005)
Management fee	(6,963)	(6,037)	(13,587)	(11,840)
Performance fee	(9,470)	(7,165)	(17,742)	(16,228)
Long-term incentive awards	(2,744)	(3,203)	(6,187)	(6,523)
Other operating expenses	(5,094)	(6,272)	(14,114)	(14,172)

NET INCOME	$83,399	$69,650	$158,396	$142,071

Net income	$83,399	$69,650	$158,396	$142,071
Dividends on Preferred Stock	(5,318)	(2,422)	(10,154)	(4,772)

Net income available to common shareholders	$78,081	$67,228	$148,242	$137,299

Basic earnings per common share:
Net income	$0.66	$0.61	$1.27	$1.26

Average number of common shares outstanding	119,007	110,992	116,556	108,618

Diluted earnings per common share:
Net income	$0.66	$0.61	$1.27	$1.26

Average number of common shares outstanding	119,292	110,992	116,699	108,618

Dividends declared per common share	$0.68	$0.68	$1.36	$1.36

Noninterest expense as a percent of average assets	0.19%	0.19%	0.19%	0.21%

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